CONSENT OF REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Board of Directors of iGambit Inc.:

I consent to the use in this registration statement of iGambit, Inc., of my report dated July 29, 2010, on the consolidated financial statements of iGambit, Inc., as of, and for the year ended, December 31, 2009, and December 31, 2008.

Michael  F. Albanese, CPA

/s/ Michael F. Albanese

September 13, 2010
Parsippany, New Jersey
Certified Public Accountant